UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2020

Coro Global Inc.

(Exact name of registrant as specified in its charter)

Nevada	033-25126 D	85-0368333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

78 SW 7th Street Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 879-8896

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2020, the board of directors of Coro Global Inc. (the “Company”) adopted a compensation program for independent directors. Under the program, independent directors will be entitled to a quarterly cash fee of $7,500 and 7,500 shares of common stock on a quarterly basis (each due and payable quarterly in arrears).

Item 3.02 Unregistered Sales of Equity Securities.

From June 29, 2020 to June 30, 2020, the Company issued an aggregate of 40,000 shares of common stock, to accredited investors, for a purchase price of $5.00 per share, for aggregate gross proceeds of $200,000.

On June 29, 2020, the Company issued 6,000 shares of common stock to a consultant for services.

On June 30, 2020, the Company issued 50,000 shares of common stock to Niquana Noel, the Company’s chief operating officer, upon exercise of Ms. Noel’s warrants, at an exercise price of $0.01 per share.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2020, Rudolf Hüppi, Lou Naser, and Carlos Naupari were elected to the board of directors of the Company. Each new director will serve on the Company’s audit committee, compensation committee, and nominating and corporate governance committee. Mr. Naser was previously a consultant to the Company, pursuant to which he was issued an aggregate of 20,000 shares of common stock for services, and was an investor in a private placement by the Company, pursuant to which (through an entity he owns) he purchased 30,000 shares of common stock at a purchase price of $5.00 per share.

Rudolf Hüppi, 77, is the founder of ParaLife, and since its formation in 2006, the Chairman and CEO of the ParaLife Group. ParaLife provides affordable and efficient insurance and other financial services solutions to people in informal economies, in the lower income and in underprivileged sectors. ParaLife is headquartered in Switzerland, operates in Latin America and is currently preparing for market entry in China. Mr. Hüppi had a long career with Zurich Insurance Group (Zurich Financial Services), which he joined in 1963. He headed up Zurich’s operations in India, held various positions for the company in the United States, and led Zurich’s International Division, serving the insurance and risk management needs of corporate customers around the world. In 1983, he was appointed to the Group Executive Board with oversight responsibility for the group’s activities throughout North America, the United Kingdom, Asia, and Australia. He was also appointed CEO of Zurich’s U.S. operations. He became Group COO in 1988 and president and CEO of Zurich Group in 1991. In 1993, Mr. Hüppi joined the board of directors and was elected Chairman in 1995. He resigned as CEO and Chairman in 2002. Since his retirement, and beyond building ParaLife into a leading microinsurance provider, Mr. Hüppi has been supporting various new ventures in China and the United States. He is a Fellow of the Batten Institute at the University of Virginia Darden Business School. Mr. Hüppi’s financial and executive knowledge and experience qualifies him to serve on the Company’s board of directors.

Lou Naser, 55, is the founder and managing partner of Global Wealth Partners, Inc., which he founded in 2010. He has over 30 years of experience in the wealth management and financial services industry. Mr. Naser creates the firm’s vision and oversees all of its strategic initiatives and key partnerships. This includes the firm’s acquisitions as well as global development, worldwide relationships, and private equity investments. Mr. Naser’s executive and financial knowledge and experience qualifies him to serve on the Company’s board of directors.

Carlos Naupari, 34, has been CEO Brazil at Fligoo, a San Francisco-based advanced analytics company. since July 2019. He began his career at UBS in New York in 2008. After half a decade on Wall Street, Mr. Naupari pivoted his professional journey towards technology companies and has held senior leadership roles at Rokk3R Inc (from July 2017 to June 2019), VARIV Capital (from January 2015 to June 2015) , and Rocket Energy AG (from June 2014 to January 2015) in the United States, Mexico, and Brazil. Mr. Naupari holds a BA from the University of Virginia. Mr. Naupari’s technology industry knowledge and experience qualifies him to serve on the Company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORO GLOBAL INC.

Date: June 30, 2020	By:	/s/ J. Mark Goode
Name: J. Mark Goode
Title: Chief Executive Officer

2